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                                                  ------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                        OMB NUMBER 3235-0287
                                                    EXPIRES: SEPTEMBER 30, 1998
                                                     ESTIMATED AVERAGE BURDEN
                                                  HOURS PER RESPONSE . . . . 0.5
                                                  ------------------------------
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FORM 4             U.S. SECURITIES AND EXCHANGE COMMISSION
------                     WASHINGTON, D.C.  20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] CHECK THIS BOX IF NO LONGER
    SUBJECT TO SECTION 16.  FORM 4
    OR FORM 5 OBLIGATIONS MAY
    CONTINUE.  SEE INSTRUCTION 1(b).

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section
 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of
                      the Investment Company Act of 1940

(Print or Type Responses)

1.  Name and Address of Reporting Person   2.  Issuer Name and Ticker or Trading Symbol   3.  IRS or Social Security Number of
                                                                                              Reporting Person (Voluntary)
    Corcoran, Jr.  Thomas         J.            FelCor Suite Hotels, Inc. (FCH)
    ------------------------------------       ----------------------------------------       --------------------------------
    (Last)       (First)        (Middle)

    545 E. John Carpenter Frwy
    Suite 1300
    ------------------------------------
                 (Street)
    Irving,        TX         75062-0000
    ------------------------------------
    (City)       (State)         (Zip)


4.  Statement for Month/Year    5.  If Amendment, Date of     6.  Relationship of Reporting Person to Issuer
                                    Original (Month/Year)         (Check all applicable)
    October  1997
    ------------------------        ---------------------          X   Director                           10% Owner
                                                                  ---                               ---

                                                                   X   Officer (give title below)         Other (specify below)
                                                                  ---                               ---
                                                                  President and Chief Executive Officer

7.  Individual or Joint/Group Filing (Check Applicable)

            X   Form filed by One Reporting Person
           ---

                Form filed by More than One Reporting Person
           ---

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TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1.  Title of Security            2.  Transaction Date         3.  Transaction Code              4.  Securities Acquired (A) or
    (Instr. 3)                       (Month/Day/Year)             (Instr.8)                         Disposed of (D) (Instr. 3, 4
                                                                                                    and 5)
                                                              ----------------------------------------------------------------------
                                                                   Code      /     V              Amount / (A) or (D) / Price
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    Common Stock
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    Common Stock
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

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                                        5.  Amount of Securities     6.  Ownership Form:  Direct     7.   Nature of Indirect
                                            Beneficially Owned           (D) or Indirect (I)              Beneficial Ownership
                                            at End of Month              (Instr. 4)                       (Instr. 4)
                                            (Instr. 3 and 4)
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

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    Common Stock                             46,875                             D
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    Common Stock                                300                             I                              By Minor Children
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form filed by more than one reporting person, see Instruction 4(b)(v)                                       SEC 1474 (7/96)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1. Title of Derivative  2. Conversion or   3. Transaction    4. Transaction      5. Number of Derivative   6. Date Exercisable and
   Security (Instr. 3)     Exercise Price     Date (Month/      Code (Instr. 8)     Securities Acquired       Expiration Date
                           of Derivative      Day/Year)                             (A) or Disposed of        (Month/Day/Year)
                           Security                                                 (D) (Instr. 3, 4,
                                                                                    and 5)                 -------------------------
                                                             -------------------------------------------   Date           Expiration
                                                                Code   /   V           (A)    /   (D)      Exercisable    Date
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
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Stock Option                 $37.5600           10/16/1997         A                  10,000                01/01/1998    08/13/2007
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Stock Option                 $37.5600           10/16/1997         A                  10,000                01/01/1999    08/13/2007
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Stock Option                 $37.5600           10/16/1997         A                  10,000                01/01/2000    08/13/2007
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Stock Option                 $37.5600           10/16/1997         A                  10,000                01/01/2001    08/13/2007
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Stock Option                 $37.5600           10/16/1997         A                  10,000                01/01/2002    08/13/2007
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

                                 7.  Title and Amount      8.  Price of     9.  Number of      10.   Ownership      11.  Nature of
                                     of Underlying             Derivative       Derivative           Form of             Indirect
                                     Securities (Instr.        Security         Securities           Derivative          Beneficial
                                     3 and 4)                  (Instr. 5)       Beneficially         Security:           Ownership
                                 -----------------------                        Owned at             Direct (D)          (Instr. 4)
                                              Amount or                         End of               or Indirect
                                              Number of                         Month                (I) (Instr. 4)
                                    Title     Shares                            (Instr. 4)
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
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Stock Option                     Common Stock    10,000         $37.5600           10,000                  D
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Stock Option                     Common Stock    10,000         $37.5600           10,000                  D
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Stock Option                     Common Stock    10,000         $37.5600           10,000                  D
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Stock Option                     Common Stock    10,000         $37.5600           10,000                  D
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Stock Option                     Common Stock    10,000         $37.5600           10,000                  D
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
Explanation of Responses:




** Intentional misstatements or omissions of facts constitute                             /s/  THOMAS J. CORCORAN, JR     11/10/97
   Federal Criminal Violations.  See 18 U.S.C. 1001 and 15                                -----------------------------  ----------
   U.S.C. 78ff(a).                                                                        ** Signature of                   Date
                                                                                             Reporting Person

Note:  File three copies of this Form, one of which must
       be manually signed.  If space provided is insufficient,
       see Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this                                       Page 2
form are not required to respond unless the form displays the currently valid OMB Number.                            SEC 1474 (7/96)